SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          May 15, 1998

                      ROYAL OAK MINES INC.
    ------------------------------------------------------
    (Exact name of registrant as specified in its charter)

                 Commission File Number 1-4350

ONTARIO, CANADA                               98-0160821
-------------------------------              --------------------------------
(State or other jurisdiction of               (I.R.S. Employer Identification
incorporation or organization)                No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                       98033
----------------------------------------     -----------------
(Address of principal executive offices)     (Postal/Zip Code)

(425) 822-8992
----------------------------------------
Registrant's telephone number, including area code

Item 5.   Other Events

     On May 15, 1998, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]

            FOR  IMMEDIATE  RELEASE  FROM  KIRKLAND

                       May 15, 1998


Royal Oak Reaches Agreement for Consents with the Majority of the Holders of its US$175 million Senior Subordinated Notes


Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that it has reached agreement with the majority of the holders in the aggregate amount of its US$175 million Senior Subordinated Notes. As a result, consents acceptable to the senior lenders will be delivered to the Company. The Company now plans to proceed with finalizing arrangements to draw down funds under the terms of the previously announced US$120 million Senior Secured Notes facility.

Terms of the consents include a 6.4% fee payable to the Senior Subordinated Note holders by the issuance of treasury shares of the Company at a price of US$1-1/8 per share; an adjustment in the coupon rate of the Senior Subordinated Notes from 11% to 12-3/4% per annum; and the issuance of security subordinate to the Senior Secured Notes. The Company will be granted the ability to redeem the Senior Subordinated Notes immediately.

Net proceeds received on drawdown of funds will be used to repay the Company's existing US$44 million Senior Secured Debentures, bring the Company's accounts payable up to date, and provide sufficient working capital through start-up of the Kemess Mine.


For further information, contact:        or in Europe contact:
Mr. J. Graham Eacott                     Mr. David Williamson
Vice-President, Investor Relations       David  Williamson Associates
Royal Oak Mines                          International Investor Relations
5501 Lakeview Drive                      15 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314                  London, England  EC3A 6DE
Telephone:     (425) 822-8992            Telephone:     011-44-171-628-3989
Facsimile:     (425) 822-3552            Facsimile:     011-44-171-920-0563

                Internet site:  http//www.royal-oak-mines.com


SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       ROYAL OAK MINES INC.


Date:  May 15, 1998                    By: /s/ James H. Wood
                                       ---------------------
                                       James H. Wood
                                       Chief Financial Officer